U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2012

BRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

525 Market Street, 4th Floor, San Francisco, California 94105-2712

(Address of principal executive offices) (Zip code)

(415) 445-6530

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

On January 5, 2012 we entered into a $750,000,000 revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and the issuing bank, with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Securities Inc., as the joint lead arrangers and the joint bookrunners, Bank of America, N.A., as syndication agent, each of JPMorgan Chase Bank, the Royal Bank of Scotland plc, PNC Bank, National Association and Union Bank, N.A., as a documentation agent and each of Regions Bank and U.S. Bank National Association, as a senior managing agent, and each of BBVA Compass Bank, UBS Loan Finance LLC, Branch Banking and Trust, Company, Bank of Montreal, Deutsche Bank Trust Company Americas, Huntington National Bank, Mizuho Corporate Bank, Ltd, Capital One, N.A. City National Bank, The Northern Trust Company and Chang Hwa Commercial Bank, Ltd. as other lenders. The Credit Agreement has an initial term of 39 months, terminates on April 3, 2015 and replaces our previous $750 million revolving credit facility . The termination date of the new credit facility may be extended by one year at the Company’s option. In addition, the Company has the ability from time to time to increase the size of the credit facility by up to an additional $500 million, subject to receipt of lender commitments and other conditions precedent. We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Agreement.

We have the option to select floating or periodic fixed-rate loans under the terms of the Credit Agreement. Depending upon our debt ratings and the type of loan, loans under the Credit Agreement bear interest at rates ranging from 1.0% to 1.85% over the selected fixed or floating interest rate or at bid rates offered by the lenders. At the current rating of our unsecured and unsubordinated indebtedness, the stated pricing for drawn borrowings is LIBOR plus 1.20% per annum. During the term of the revolving facility, we may borrow, repay and reborrow amounts available under the revolving credit facility, subject to voluntary reduction of the revolving commitment.

We pay quarterly a facility fee that ranges from 0.150% to 0.450%, per annum, of the revolving credit facility commitments depending on our debt ratings. At the current rating of our unsecured and unsubordinated indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.20%. In addition to the facility fee described above, we are also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

The Credit Agreement includes, among other terms and conditions, limitations (subject to specified exclusions) on our and our subsidiaries’ ability to make asset dispositions; merge or consolidate with or into another person or entity; create, assume or incur liens on any property or assets; make investments; and declare or make specified restricted payments. Pursuant to the terms of the Credit Agreement, we are also required to maintain specified financial ratios.

The initial borrowings under the Credit Agreement, as of January 5, 2012, in the amount of $129 million were used to repay amounts outstanding under the previous credit facility, which had a balance of approximately $129 million. Upon repayment we terminated our previous credit facility.

Several of the banks that are parties to the Credit Agreement, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for us and our subsidiaries, for which the banks have received, and may in the future receive, customary compensation and reimbursement of expenses.

The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which has been filed as exhibit 10.1 to this report and is incorporated by reference herein.

ITEM 1.02.	Termination of a Material Definitive Agreement.

The Credit Agreement described in Item 1.01, above, replaces our previous $750 million revolving credit facility dated September 18, 2007 by and among us, the lenders named therein and Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers and joint book managers, Wachovia Bank, National Association, as administrative agent, The Royal Bank of Scotland, plc, as syndication agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., as co-documentation agents. The information with respect to the termination of our previous credit facility set forth in Item 1.01 is incorporated in this Item 1.02 by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Credit Agreement, dated as of January 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.

Date: January 5, 2012	By:	/s/ Kerry Fanwick
	Name:	Kerry Fanwick
	Its:	Executive Vice President, General Counsel and Secretary

Exhibit Number	Description

4.1	Credit Agreement, dated as of January 5, 2012